Exhibit 11

                          Statement Re: Computation of Earnings per Share

                                            For the Three Months           For the Year
                                             Ended December 31          Ended December 31
                                             1993         1992          1993         1992
PRIMARY:

Average Shares Outstanding             12,893,000   12,866,000    12,884,000   12,858,000

Net effect of the assumed exercise
of stock options - based on the
treasury stock method using
average market price                       77,000       78,000        85,000       66,000

Total                                  12,970,000   12,944,000    12,969,000   12,924,000


Net Income                            $ 8,209,000  $ 7,513,000   $32,469,000  $29,477,000
Per Share Amount                      $      0.63  $      0.58   $      2.50  $      2.28

FULLY DILUTED:
Average Shares Outstanding             12,893,000  12,866,000    12,884,000   12,858,000

Net effect of the assumed exercise
of stock options - based on the
treasury stock method using
average market price or period end
market price, whichever is higher         77,000       98,000        90,000       107,000

Total                                 12,970,000   12,964,000    12,974,000    12,965,000

Net Income                            $8,209,000   $ 7,513,000  $32,469,000   $29,477,000

Per Share Amount                      $     0.63   $      0.58  $      2.50   $      2.27
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